Exhibit 99.1

Ready Capital Corporation Announces Completion of Merger

NEW YORK, May 31, 2023 – -- Ready Capital Corporation (NYSE:RC) ("Ready Capital" or the "Company") today announced that it has completed the previously announced merger ("Merger") pursuant to the terms of the Merger Agreement, dated as of February 26, 2023, by and among Ready Capital, a multi-strategy real estate finance company that originates, acquires, finances and services small-to-medium balance commercial loans, Broadmark Realty Capital Inc. (NYSE:BRMK) (“Broadmark”), a specialty real estate finance company that specializes in originating and servicing residential and commercial construction loans, and RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Ready Capital (“Merger Sub”). May 30, 2023 was the last day on which Broadmark’s common stock was publicly traded and prior to the opening of trading on May 31, 2023, its common stock will be suspended from trading on the NYSE. The combined company will conduct business under the name "Ready Capital Corporation" and will continue to trade on the New York Stock Exchange under the ticker symbol "RC." Waterfall Asset Management, LLC will continue to manage the combined company.

At the effective time of the Merger, each outstanding share of common stock of Broadmark was automatically cancelled and converted into the right to receive 0.47233 shares of Ready Capital common stock. No fractional shares of Ready Capital common stock were issued in the Merger, and the value of any fractional interests to which a former holder of Broadmark common stock was otherwise entitled was paid in cash. In addition, Merger Sub assumed Broadmark’s outstanding senior unsecured notes.

Pursuant to the Merger Agreement, the size of Ready Capital's board of directors was increased by three members upon the closing, and Daniel J. Hirsch, Kevin M. Luebbers and Pinkie D. Mayfield were appointed to Ready Capital’s board of directors.

“Given our proven track record in bringing these deals to fruition, we are confident that we will maximize the synergies inherent in this transaction,” said Ready Capital Chairman and Chief Executive Officer Thomas Capasse. “We look forward to integrating operations as we continue building a well-diversified real estate platform that now adds residential and commercial constructional loans to the ecosystem.”

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on current expectations and beliefs of Ready Capital and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Ready Capital cannot give any assurance that its expectations will be attained.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, risks related to disruption of management attention from the ongoing business operations due to the merger; the effect of the announcement of the merger on the operating results and businesses generally of Ready Capital and Broadmark; the outcome of any legal proceedings relating to the merger; the ability to retain key personnel; availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; inflationary pressures on the capital markets and the general economy; conditions in the market for small balance commercial loans and other investments; legislative and regulatory changes that could adversely affect the businesses of Ready Capital and Broadmark; risks related to integrating an existing lending platform into our operations; risks related to the origination and ownership of construction loans and other assets, which are typically short-term loans that are subject to additional risks as compared to loans secured by existing structures or land; risks related to the origination and ownership of bridge loans and other assets, which are typically short-term loans that are subject to higher interest rates, transaction costs and uncertainty on loan repayment; risks relating to any future impact of the COVID-19 pandemic, including the responses of governments and industries, on the real estate sector. All such factors are difficult to predict, including those risks set forth in Ready Capital's Proxy Statement/Prospectus filed with the SEC on March 27, 2023, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Ready Capital's website at http://www.readycapital.com and on the SEC's website at http://www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Ready Capital undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. The Company specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as U.S. Small Business Administration loans under its Section 7(a) program. Headquartered in New York, New York, the Company employs over 600 professionals nationwide.

Advisors

Wells Fargo Securities, LLC acted as exclusive financial advisor and Alston & Bird LLP acted as legal advisor to Ready Capital. J.P. Morgan Securities LLC acted as exclusive financial advisor to Broadmark. Sidley Austin LLP acted as legal advisor and Bryan Cave Leighton Paisner LLP acted as tax legal advisor to Broadmark.

Contact

Ready Capital Corporation

Investor Relations
212-257-4666
InvestorRelations@readycapital.com

Ready Capital Media Relations
PR@readycapital.com